Exhibit (10)U

EXECUTIVE COMPENSATION AND BENEFITS SUMMARY

For purposes of this summary, the “Named Executive Officers or NEOs” generally refers to the Company’s Chief Executive Officer and the next four most-highly compensated executive officers, and the “Committee” refers to the Compensation Committee of the Board of Directors of the Company.

BASE SALARY

The Committee reviews base salaries for corporate officers, including NEOs, on an annual basis in light of relevant market data and individual performance to determine whether an increase is appropriate, with salary increases becoming effective at various times throughout the year. Competitive market data is available for all of the executive positions. Salaries are monitored to ensure that the appropriate balance of internal value and external competitiveness is maintained.

BONUSES

Management Incentive Plan (MIP) / Management Performance Incentive Plan (MPIP)

The MIP is a cash-based annual incentive plan that focuses executives’ attention on achieving competitive annual business goals. The Committee, with input from Management, sets specific performance goals at the beginning of each year and communicates them to the Company’s executives. A mix of corporate, business unit, and individual goals is used to foster cross-divisional cooperation and to assure that executives have a reasonable measure of control over the factors affecting their awards.

The MPIP is a stockholder-approved plan that is similar to the MIP, except that it is intended to qualify for the performance-based exception to the $1,000,000 deduction limitation under Section 162(m) of the Internal Revenue Code. The Committee, working with Management and the independent compensation consultant, Frederic W. Cook & Co., also set performance goals for the Company which are in addition to the MPIP performance targets.

The Committee, in general, makes awards based strictly on the level of achievement against pre-established goals. Under the MIP, the Committee may, in its sole discretion, make awards at a level higher or lower than that determined by strict application of achievement against goals based upon such other business and individual performance criteria as the Committee determines appropriate. Under the MPIP, however, the Committee may make awards only at a level that is at or lower than the level determined by strict application of achievement against goals.

LONG-TERM INCENTIVE AWARDS

Long-term incentive awards, typically in the form of stock options, are granted annually based on pre-established grant guidelines approved by the Committee under a stockholder-approved plan with exercise prices not less than the fair market value of the Company’s Common Stock on the date of grant, providing no value to the executive unless the Company’s stock price increases after the grants are made. Individual stock incentive grant guidelines are established for each such officer based on market competitive values. Stock options generally have a 10-year exercise term and vest ratably on the first three anniversaries of the date of grant, subject to accelerated vesting in the event of certain terminations of employment or a defined change-in-control of the Company. With the consent of the Committee, stock options granted to plan participants, including executive officers, may be transferred to defined family members or legal entities established for their benefit. Certain stock option grants made in 2000, 2001, and 2002 also provided for a one-time automatic grant of a reload stock option if the optionee exercises the original stock option by tendering shares of previously owned Common Stock of the Company (the reload feature was eliminated for grants subsequent to 2002). The reload stock option is for the same number of shares tendered to exercise the original stock option and the number of shares required to be withheld to satisfy minimum statutory tax obligations, has an exercise price equal to the fair market value of the Company’s Common Stock on the reload grant date, and is immediately exercisable at any time during the remaining exercise term of the original stock option.

The Committee from time to time approves the grant of restricted stock awards on a selective basis in connection with promotions and recruitment and retention purposes.

BENEFITS AVAILABLE GENERALLY TO EMPLOYEES

U.S. executives are eligible to participate in benefit plans which are available generally to employees of the Company. These include the following:  (i) a defined benefit pension plan (the Ecolab Pension Plan), (ii) a 401(k) plan and ESOP (the Ecolab Savings Plan and ESOP), (iii) a medical and dental plan, (iv) a group term life insurance plan with additional accidental death and dismemberment and travel accident benefits, (v) a long term disability plan, (vi) a cafeteria plan with health and dependent care reimbursement accounts, (vii) a post-retirement medical and death benefit plan, and (viii) a severance plan. While corporate officers are excluded from the general severance plan, it is customary (depending on the circumstances of the termination) to negotiate a severance package of between one and two years base salary and bonus at the time of termination. NEOs and other executive officers are also excluded from the Company’s open market employee stock purchase plan (the Ecolab Stock Purchase Plan) that provides a 15% Company match on participant contributions up to $6,000 annually.

EXECUTIVE BENEFITS

In addition to the benefits available generally to employees, U.S. executives may be eligible to participate in the following additional benefit plans.

Mirror Savings Plan

Under the Mirror Savings Plan, participating executives can defer up to 25% of their base pay and annual incentive bonus. The Company generally matches 100% of a participant’s deferrals up to 3% of compensation and 50% of a participant’s deferrals of the next 2% of compensation, reduced by the match that could be received by the participant in the Company’s Ecolab Savings Plan and ESOP.  Except as to restrictions on the Ecolab Stock Fund, the investment options generally are the same as those offered for the Ecolab Savings Plan and ESOP. Deferrals and Ecolab’s matching contributions earn the rate of return equal to the rate of return of the designated investment funds.  However, unlike the Ecolab Savings Plan and ESOP, assets are not actually invested in the designated funds.  Subject to certain forfeiture provisions, participants are 100% vested in their deferrals and the Company’s matching contribution. This plan is unfunded and participants are general unsecured creditors of the Company.

Supplemental Executive Retirement Plan and Mirror Pension Plan

In general, the SERP and the Mirror Pension Plan bridge the gap between a participant’s target retirement benefit and the benefits provided by the Ecolab Pension Plan, which is subject to the various Internal Revenue Code limits on compensation and benefit payments.  The plans are unfunded. Benefits under the SERP and the Mirror Pension Plan are subject to certain forfeiture provisions.

Change in Control Severance Policy

The Company has a Change in Control Severance Compensation policy (the “Policy”), which applies to elected officers (other than assistant officers) of the Company. The Policy, in general, runs until the later of either two years after a notice of termination of the Policy is given by the Board of Directors or, if a change in control has occurred, two years after a change in control.

Under the Policy, if within two years following a change in control the employment of such an officer with the Company is terminated without Just Cause (as defined in the Policy) or the officer voluntarily terminates his/her employment for Good Reason (as defined in the Policy and to the extent permitted by regulations issued under Section 409A of the Internal Revenue Code), the officer is entitled to a severance payment. The severance payment is paid in a lump sum and is equal to the aggregate of (i) two times the sum of the officer’s base salary plus target annual bonus; and (ii) a pro-rated portion of the target annual bonus for the year of termination. The officer also is entitled to payment of reasonable outplacement service fees up to 20% of base salary and continuation, for up to 18 months, of medical and dental health coverage at the cost the officer paid prior to termination of employment. It is a condition of the payment of such benefits that the officer provide the Company with a release from claims against the Company.

In addition, the Company’s non-qualified deferred compensation plans provide that the interests of participants shall vest and become non-forfeitable upon a change in control of the Company. For the purpose of the Policy, and the defined compensation plans, a “change in control” of the Company occurs if:

•                                          a person or group acquires 25% or more of the Company’s outstanding voting power. However, if the acquisition was approved by the Board of Directors, then a change in control occurs at 34% ownership. If the acquiring person, prior to becoming a 25% shareholder, has entered into (and is in compliance with) a shareholder agreement which imposes limits on the person’s maximum Company shareholdings, then a change in control occurs only upon acquisition of 50% of the Company’s voting power;

•                                          during any 36 consecutive month period, individuals who constitute the Board on the first day of the period or any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election relating to the election of directors) whose election or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who were directors on the first day of such period (or whose election or nomination were previously so approved) shall cease for any reason to constitute at least a majority of the Board of Directors;

•                                          the Company engages in a merger or consolidation, other than a merger or consolidation in which the Company’s voting securities immediately prior to the transaction continue to represent over 50% of the voting power of the Company or the surviving entity immediately after the transaction and in which no person or group acquires 50% or more of the voting power of the Company or surviving entity; and

•                                          the Company’s stockholders approve a plan of complete liquidation or the Company sells all or substantially all of the Company’s assets, other than to an entity with more than 50% of its voting power owned by the Company’s stockholders in substantially the same proportion as their ownership of the Company immediately prior to the sale

Liability Protection

Article V of the Company’s By-Laws provides for indemnification of the Company’s officers and directors to the fullest extent allowed by Delaware law. The Company’s current D&O insurance coverage is $65 million. There is no individual deductible.

PERQUISITES

Executive Long Term Disability Plan

This plan, in conjunction with the Company’s standard long term disability plan, provide benefits equal to 60% of an executive’s pay, up to a maximum of $35,000 per month, in the event of such executive’s total and permanent disability lasting longer than six months. Benefit payments generally continue until an executive reaches age 65 or is no longer disabled, but may continue longer if disability occurs after age 60. The Company pays the full cost.

Executive Death Benefit

Under this plan, an executive is eligible for a death benefit equal to three times the executive’s prior year compensation (base salary and bonus), limited to a $9 million benefit. If the benefit is subject to US federal income tax when paid to the executive’s beneficiary, an additional amount for federal income taxes will be paid, based on a 34% tax rate. Additionally, a retired executive who has satisfied certain age and service requirements is eligible for a post-retirement death benefit equal to two times such executive’s high five-year average compensation, up to a maximum of $750,000. The Company pays the entire cost of these benefits.

Executives also receive a higher level of accidental death and dismemberment and travel accident benefit than employees generally under the rank and file plan. Executives receive three times prior year compensation, up to a $3.75 million limit, if death is the result of an accident and an additional three times prior year compensation, up to a $3 million limit, if death is caused by an accident while traveling on company business.

Executive Financial Counseling Plan

This plan provides executive participants with the reimbursement of expenses for financial counseling by an authorized service provider.  Financial counseling services covered by the plan are financial/investment planning, estate planning, tax return preparation and tax audit assistance.  The reimbursement amount for any given year is limited to three percent (five percent for the CEO) of the sum of the executive’s annual base salary as of December 31 for each of the preceding three years, less the amount of any benefits paid under the plan during the last two years.

Miscellaneous Perquisites

The Company provides each corporate officer with an automobile and pays for the associated maintenance and insurance.  Additionally, the Company pays for a complete annual physical examination for each corporate officer.  The Company also pays the dues for club membership for the CEO (and no other NEOs) used by such officer for business purposes.  Lastly, the Board of Directors of the Company has encouraged the Company’s Chairman of the Board and its President and Chief Executive Officer to use private aircraft transportation for all flights due to security concerns and enhanced efficiencies associated with such aircraft, although such executives are entitled to use such form of transportation as they may deem appropriate and necessary.